SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

Nuveen Investments, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following communication was made by the Company to its employees on June 20, 2007.

June 20, 2007

From:  Tim and John
To: Everyone at Nuveen Investments, Inc.
Re: Transition to a Private Company

Today we reached a new milestone in our company’s strategic development.  We announced the acceptance of a “growth buyout” offer from Madison Dearborn Partners, LLC that will provide a meaningful premium to our shareholders and transition us into a private firm.

Madison Dearborn is a highly regarded private equity group known for partnering with companies that have strong growth prospects and proven management teams.  Our new ownership structure, which ultimately anticipates direct management participation, will enable us to accelerate the rate at which we invest in our business and build new investment capabilities, products and distribution channels.  As we develop our institutional and high-net-worth presence, our mutual fund business and our structured product expertise, the new structure also will allow us to maintain our commitment to continually meet the needs of our clients as well as the consultants and financial advisors who serve them.  Moreover, Madison Dearborn has partnered with other important investors including Merrill Lynch, Morgan Stanley, Citi, Wachovia and Deutsche Bank.

The growth buyout offer means that our business growth strategies will not change.  Madison Dearborn is committed to supporting our growth and long-term strategic development.  It’s very important for you all to know that this is not about cost reductions.  In fact, the new ownership structure will permit us to add resources and to create new products and programs to help us attract and retain top talent.

We look forward to the higher level of investment we will be able to make in our business.  We remain strongly committed to fostering a positive environment in which high-performing professional people can excel and prosper.  We expect the transaction to close before the end of the year.

Thanks in advance for your support of this exciting transition to a private entity.

Tim and John

IMPORTANT LEGAL INFORMATION

Nuveen Investments, Inc. (Nuveen) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Nuveen’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of  proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen’s common stock.  Information regarding Nuveen’s directors and executive officers is available in the proxy statement filed with the SEC by Nuveen on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.